                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Dean Foods Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               [DEAN FOODS LOGO]
                             3600 North River Road
                         Franklin Park, Illinois 60131

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Dean Foods Company which will be held on Tuesday, September 29, 1998, at 10:00 A.M., local time, in Oakbrook Terrace, Illinois.

  The enclosed Notice of 1998 Annual Meeting and Proxy Statement contain details concerning the business to be conducted at the Annual Meeting. The Board of Directors of the Company recommends a vote "FOR" the election of the four directors nominated to serve until the 2001 Annual Meeting of Stockholders; and "FOR" the proposed increase in the authorized shares of the Company. As is customary, there will be a report on the Company's business, and stockholders will have an opportunity to inquire about the affairs of the Company that may be of general interest.

  Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you are unable to attend.

                                          Sincerely,
                                          /s/ Howard M. Dean
                                          Howard M. Dean
                                          Chairman of the Board and
                                          Chief Executive Officer

August 28, 1998

NOTICE OF 1998 ANNUAL MEETING

The Annual Meeting of Stockholders of Dean Foods Company will be held on Tuesday, September 29, 1998, at 10:00 A.M., Central Daylight Savings Time, at the Drury Lane Oakbrook Terrace, 100 Drury Lane, Oakbrook Terrace, Illinois, for the purpose of considering and acting upon the following:

  (1) The election of four directors to serve until the 2001 Annual Meeting.

  (2) A proposal of the Board of Directors to approve an increase in the authorized stock of the Company.

  (3) Such other matters as may properly come before the meeting.

  Directions to the site of the Annual Meeting appear at the conclusion of the Proxy Statement.

  The Board of Directors has fixed the close of business on August 7, 1998, as the record date for the determination of stockholders entitled to vote at the meeting, and only holders of shares of Company Common Stock of record at the close of business on that day will be entitled to vote. The stock transfer books will not be closed. A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder of record for any purpose germane to the meeting during normal business hours at the offices of the Drury Lane Oakbrook Terrace, 100 Drury Lane, Oakbrook Terrace, Illinois, during the 10-day period preceding the meeting. A copy of the Company's Annual Report for fiscal year 1998 is concurrently being mailed to each person named in such list.

  The 1998 Annual Meeting may be postponed or adjourned from time to time without any notice other than by announcement at the meeting of any postponements or adjournments thereof, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

  Whether or not you expect to be present at the meeting, please date, sign and return the enclosed proxy, which is solicited by the Board of Directors. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

                                          Eric A. Blanchard
                                          Secretary

August 28, 1998

   YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY.
                                  THANK YOU.

DEAN FOODS COMPANY
3600 NORTH RIVER ROAD
FRANKLIN PARK, ILLINOIS 60131

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Dean Foods Company, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on September 29, 1998 (the "1998 Annual Meeting") and any adjournment thereof. A proxy in the accompanying form, properly executed and received by the Secretary prior to the closing of the polls on the particular matter and not revoked, will be voted FOR the election of directors as set forth therein (unless otherwise designated) and will be voted in accordance with the specifications made thereon with regard to the proposal of the Board of Directors to increase the authorized shares of the Company or, to the extent no specification is made, will be voted in the election of directors as described under "Election of Directors" below and will be voted FOR such increase. A proxy with respect to any matter may be revoked at any time prior to the closing of the polls on such matter at the 1998 Annual Meeting by giving notice of revocation or a duly executed proxy bearing a later date to the Secretary prior to the closing of the polls on such matter. The approximate date of mailing this Proxy Statement is August 28, 1998. The cost of soliciting proxies will be borne by the Company. The Company will solicit proxies by mail, and directors, officers and employees of the Company may solicit proxies by telephone, telegraph, facsimile transmission or in person. The Company has retained Morrow & Company, Inc. to aid in the solicitation of proxies at a fee of $6,000 plus customary expenses.

  Only holders of Company Common Stock of record on the books of the Company at the close of business on August 7, 1998 will be entitled to vote at the meeting. On that date there were 40,087,973 shares outstanding, the holders of which are entitled to one vote per share. A majority of the outstanding shares of Company Common Stock will constitute a quorum for the transaction of business at the 1998 Annual Meeting.

  Pursuant to Delaware law, shares entitled to cast votes on a matter at the 1998 Annual Meeting which are the subject of an ABSTAIN on that matter will be treated for quorum and all other purposes relevant to that matter as being present at the meeting and entitled to vote and thus will have the same effect as a vote of such shares against that matter. Shares entitled to cast votes on a matter at the meeting which are the subject of a broker non-vote on that matter will be treated as present for quorum purposes relevant to that matter, but will not be included in determining whether a majority or other required percentage of the "shares present and entitled to vote" on that matter has been obtained.

ELECTION OF DIRECTORS

The Board of Directors consists of three classes of directors elected to serve staggered three-year terms of office. The class to be elected at the 1998 Annual Meeting consists of four directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors shall have been elected and qualified. The nominees for the class to be elected are Lewis M. Collens, Howard M. Dean, Bert A. Getz, and Andrew J. McKenna (all of whom currently serve on the Board of Directors).

  Pursuant to a policy governing the retirement of Directors from the Board,
(i) any non-employee Director who is elected as a Director of the Company prior to his/her 65th birthday and discontinues his/her principal position or identification which prevailed at the time of election must submit his/her resignation as a Director upon the request of the Corporate Governance Committee of the Board of Directors and the Chairman of the Board; (ii) any non-employee Director who is elected as a Director of the Company to a term expiring after his/her 70th birthday must submit his/her resignation as of the first day of the month after such birthday; (iii) any Director who is an employee of the Company or any of its subsidiaries must submit his/her resignation as a Director of the Company at the first meeting of the Board after termination of his/her employment with the Company and its subsidiaries; and (iv) notwithstanding the foregoing, a Director who is serving or has previously served as Chief Executive Officer of the Company must submit his/her resignation as a Director of the Company upon the request of a majority of the Board of Directors made at any time subsequent to one month before his/her 70th birthday.

  If the accompanying form of proxy is properly executed, the persons named as proxies therein will (unless otherwise designated) vote the shares of Company Common Stock represented by such executed proxy for the election of the four persons named below. In case any of the nominees is not a candidate at the meeting, an event which the Board of Directors does not anticipate, the enclosed proxy may be voted for a substitute nominee and (unless otherwise designated) will be voted for the other nominees named. Information supplied by the nominees and all other directors concerning their ages, business experience, and periods of service as Directors is shown below.

NOMINEES FOR ELECTION AT THE 1998 ANNUAL MEETING

FOR THREE-YEAR TERMS EXPIRING IN 2001:


LEWIS M. COLLENS, President of Illinois Institute of                 [PHOTO]
Technology and Chairman and Chief Executive Officer of IIT
Research Institute since 1990; Dean of IIT Chicago-Kent
College of Law from 1974 to 1990. President of the Council of Presidents of the Teacher's Academy for Mathematics and Science since 1990. Director of AMSTED Industries (a manufacturer of components for the railroad and construction industries) since 1991 and Chicago Stock Exchange since 1998.
Director of the Company since December 1991; member of Audit and Corporate Governance Committees. Age 60.


HOWARD M. DEAN, Chairman of the Board of Directors of the            [PHOTO]
Company since 1989, Chief Executive Officer since 1987 and
President and Chief Operating Officer from 1970 to 1989.
Director of Ball Corporation (a diversified manufacturer of containers and hi-tech products) since 1984, Yellow
Corporation (a nationwide common carrier) since 1987 and Nalco
Chemical Company (a specialty chemical company) since 1987.
Director of the Company since 1970; Chairman of Executive
Committee. Age 61.


BERT A. GETZ, Chairman, President and Director of Globe              [PHOTO]
Corporation (a diversified investment firm) since 1974.
Director of Ameritas Life Insurance Corporation since 1990.
Director of the Company since 1989; member of Compensation and Corporate Governance Committees. Age 61.


ANDREW J. MCKENNA, Chairman and Chief Executive Officer and          [PHOTO]
Director of Schwarz Paper Company (a printer, converter and distributor of packaging and promotional materials) since
1964. Director of AON Corporation (an insurance holding company) since 1970, Skyline Corporation (a manufacturer of mobile homes) since 1971, Chicago National League Ball Club,
Inc. since 1981, Tribune Company (a communications company) since 1982, Chicago Bears Football Club, Inc. since 1985,
McDonald's Corporation since 1991, and First Chicago NBD
Corporation since 1997. Director of the Company since 1983;
Chairman of Corporate Governance Committee; member of
Executive and Compensation Committees. Age 68.

DIRECTORS WHOSE TERMS EXPIRE IN 2000:


PAULA HANNAWAY CROWN, Vice President of Henry Crown and              [PHOTO]
Company (a private investment company) since 1985. Director of the Company since 1992; member of Audit Committee. Age 39.


JOHN P. FRAZEE, JR., Chairman of the Board of Directors,             [PHOTO]
President and Chief Executive Officer of Paging Network, Inc.
(PAGENET) (a wireless messaging and information delivery company) since August 1997. Director of Nalco Chemical Company
(a specialty chemical company) since 1985, Security Capital
Group Incorporated (creator and operator of real estate investment trusts) since 1991, Homestead Village, Inc.
(developer and operator of extended lodging properties) since
1991, and Paging Network, Inc. since 1995. Director of the
Company since 1988; member of Audit and Corporate Governance
Committees. Age 53.


THOMAS A. RAVENCROFT, President--Dairy Division of the Company       [PHOTO]
since 1994, Senior Vice President of the Company since 1989,
Group Vice President from 1988 to 1989 and Vice President,
Corporate Planning from 1970 to 1988. Director of the Company since 1979. Age 61.


JANET HILL, Vice President of Alexander & Associates (a              [PHOTO]
corporate consulting firm) since 1981; President of Staubach, Alexander, Hill (a commercial real estate consulting firm) since 1995. Director of Wendy's International, Inc. (a restaurant corporation) since 1995, First Union Bank of Virginia (a bank holding company) since 1996, and Progressive
Corporation (an insurance company) since 1996. Member of Audit
Committee. Age 50.

DIRECTORS WHOSE TERMS EXPIRE IN 1999:


EDWARD A. BRENNAN, Retired since 1995. Chairman and Chief            [PHOTO]
Executive Officer of Sears, Roebuck and Co. from 1986 to
August 1995. Director of Minnesota Mining & Manufacturing
Company (a home product and chemical company) since 1986, AMR
Corporation (an air transportation company) since 1987, Morgan
Stanley Dean Witter & Co. ( a financial services company) since 1993, The Allstate Corporation (an insurance company) since 1993, Unicom Corporation (an electric company) since
1995, and The SABRE Group (an electronic travel-related products and services distributor) since 1996. Director of the Company since March 1996; Chairman of Audit Committee; member of Executive Committee. Age 64.


JOHN S. LLEWELLYN, JR., Retired since 1997. President and            [PHOTO]
Chief Executive Officer of Ocean Spray Cranberries, Inc.
(marketing cooperative of cranberry and citrus growers) from 1988 to 1997. Director of Paging Network, Inc. (PAGENET) (a wireless messaging and information delivery company) since
1997. Director of the Company since 1994; Chairman of
Compensation Committee; member of Corporate Governance
Committee. Age 63.


RICHARD E. BAILEY, President and Chief Operating Officer of          [PHOTO]
the Company since March 1998; Executive Vice President,
Worldwide Food Operations of Philip Morris Companies Inc. from
1996 to 1998; Executive Vice President, Operations of Kraft
Foods North America from 1988 to 1996. Director of the Company since March 1998. Age 51.


RICHARD P. MAYER, Retired since 1995. Chairman and Chief             [PHOTO]
Executive Officer of Kraft General Foods North America (a diversified food company) from 1991 to January 1995; President of General Foods Corporation, 1989-1991. Director of Brown-
Forman Corporation (a liquor and wine company) since 1994, and True North Communications Inc. (an advertising agency holding company) since 1997. Director of the Company since March 1996;
member of Compensation Committee. Age 58.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

The Board of Directors held sixteen meetings during fiscal year 1998.

  The Audit Committee of the Board of Directors meets with management of the Company and the Company's independent accountants to discuss the scope and results of the annual audit by the independent accountants, the fees of and services to be performed by the independent accountants, and the adequacy of the Company's system of internal controls. The Audit Committee met four times in fiscal year 1998.

  The Compensation Committee of the Board of Directors reviews and recommends, subject to the approval of the Board of Directors, salaries and other forms of cash compensation of elected Company officers, grants options and other awards under the Company's 1989 Stock Awards Plan, administers such plan, the Company's Supplemental Incentive Compensation Plan and the Company's Supplemental Benefit Plan, and reviews other personnel and compensation matters with the Company's management. The Compensation Committee met three times in fiscal year 1998.

  The Corporate Governance Committee of the Board of Directors is authorized to nominate individuals for election or reelection to the Board at any Annual Meeting of Stockholders and appoint individuals to fill any vacancy resulting from the resignation or retirement of a director. The Corporate Governance Committee considers suggestions regarding candidates for election to the Board submitted by stockholders in writing to the Secretary of the Company. With regard to the 1999 Annual Meeting, any such suggestion must be received by the Secretary no later than the date by which stockholder proposals for the 1999 Annual Meeting must be received as described below under the heading "Deadline for Submission of Stockholder Proposals for Inclusion in 1999 Proxy Materials". The Corporate Governance Committee met once in fiscal year 1998; the candidates for election at the 1998 Annual Meeting were nominated by the Corporate Governance Committee.

  During fiscal year 1998, each director of the Company who was not a salaried officer, employee, or paid consultant was paid an annual fee of $30,000 and fees of $1,200 for each meeting of the Board of Directors attended in person, $1,000 for each committee meeting attended in person and $1,000 for each Board or committee meeting attended by telephone. Such directors were also reimbursed for their out-of-pocket expenses of attending Board and committee meetings. Under a deferred compensation plan adopted in 1982 by the Board, directors may elect to defer payment of all or a portion of their annual fees, board meeting fees and committee meeting fees until after they cease to be directors. Deferred fees, and certain other amounts credited to the directors' accounts during 1996 in connection with the termination of a 1986 directors' retirement plan, accrue interest semiannually at the average prime rate. Directors may elect to have all or a portion of their deferred fees and such other amounts credited to a Company Common Stock account in Units based upon the market value of Company Common Stock on the dates credited. Additional Units are automatically awarded based upon dividends paid on Company Common Stock. Following termination of service as a director, a director is entitled to receive in cash (paid in annual installments determined by the Compensation Committee, which administers the plan) the market value of the Company Common Stock underlying the Units in such director's Company Common Stock account.

  The following table sets forth the number of Units credited as of July 31, 1998 to the Company Common Stock Accounts for the directors who were not officers, employees, or paid consultants and who were participating in the Company's deferred compensation plan for directors. Each Unit is equivalent in value to one share of Company Common Stock.

      NAME                                                       NUMBER OF UNITS
      ----                                                       ---------------
      Edward A. Brennan.........................................     2,890.37
      Lewis M. Collens..........................................     6,618.43
      Paula Hannaway Crown......................................     6,508.30
      John P. Frazee, Jr........................................     6,704.26
      Bert A. Getz..............................................    15,057.70
      John S. Llewellyn, Jr.....................................     3,113.31
      Richard P. Mayer..........................................       577.58
      Andrew J. McKenna.........................................    17,699.64

  Under the 1996 Director Stock Awards Plan, the Board may from time to time grant directors who are not employees of the Company or any of its subsidiaries non-qualified options to purchase shares of Company Common Stock at the market value on the date of grant and/or restricted Company Common Stock. The maximum number of shares which may be issued under the Plan is 100,000 (subject to adjustment).

  Pursuant to the Plan, during fiscal year 1998 non-qualified options at $39.00 per share were granted as follows: Mr. Brennan--3,000 shares; Mr. Collens--3,000 shares; Ms. Crown--3,000 shares; Mr. Frazee--3,000 shares; Mr. Getz--3,000 shares; Mr. Llewellyn--3,000 shares; Mr. Mayer--3,000 shares; and Mr. McKenna--3,000 shares. Each option has a term of ten years, but, if earlier, will expire five years after the optionee terminates his or her service with the Board of Directors. Subject to acceleration in the event of a "change in control" (defined the same as in the agreements described below under the heading "Change in Control Agreements") or the optionee's death or disability while a director, each option becomes exercisable over four years at the rate of 25% per year, commencing one year after the date of grant, provided the optionee is still a Company director and not an employee of the Company or any of its subsidiaries. In the event of a change in control (as so defined), the optionee may, during the succeeding 90 days, in lieu of exercising the option, surrender it to the Company in return for a cash payment equal to the excess of the highest fair market value, during the thirty days preceding or succeeding the event, of the shares for which the option is then exercisable over their exercise price, plus an amount sufficient to compensate the optionee for the individual income tax liability incurred in connection with the surrender of such option.

EXECUTIVE COMPENSATION

The following tables and text discuss the compensation paid in fiscal year 1998 and the two prior fiscal years to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company serving at the end of fiscal year 1998.

                          SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                          --------------------
                                    ANNUAL COMPENSATION                      AWARDS    PAYOUTS
                            --------------------------------------------  ------------ -------
                                                                           SECURITIES
                                                            OTHER ANNUAL   UNDERLYING   LTIP    ALL OTHER
   NAME AND PRINCIPAL                                       COMPENSATION  OPTIONS/SARS PAYOUTS COMPENSATION
        POSITION            YEAR SALARY($)    BONUS($)         ($)(8)         (#)        ($)       ($)
   ------------------       ---- ---------    --------      ------------  ------------ ------- ------------
Howard M. Dean              1998 $676,371     $843,630(5)          --       215,517    683,723   $65,661(9)
 Chairman of the Board      1997 $568,037     $637,338             --       119,451    326,923   $38,067
 and Chief Executive        1996 $568,037     $157,886             --        25,200        --    $39,178
 Officer

Thomas A. Ravencroft        1998 $302,000(1)  $319,863(5)          --        48,745    268,602   $26,032(9)
 Senior Vice President      1997 $277,859(2)  $290,699(5)          --        43,974     68,130   $15,141
 and President--Dairy       1996 $241,616(3)  $ 70,646(5)          --        11,050        --    $14,455
 Division

William R. McManaman        1998 $307,500     $268,614(5)     $205,374(6)    30,022        --    $25,415(9)
 Vice President--Finance    1997 $295,696     $261,975(5)          --        28,432        --    $16,753
 and Chief Financial        1996 $171,415     $120,750(5,6)        --        12,150        --        --
 Officer

Jeffrey P. Shaw             1998 $220,000     $198,000(7)          --        29,663    170,899   $16,191(9)
 Group Vice President--     1997 $203,061     $162,670(5)          --        22,805     68,130   $ 9,150
 Vegetable and President    1996 $203,061     $ 23,539(5)          --         7,399        --    $12,957
 of Dean Foods Vegetable
 Company

Douglas A. Parr             1998 $226,721(4)  $188,643(5)          --        23,670    109,844   $14,839(9)
 Vice President--Dairy      1997 $179,345     $134,752(5)          --        14,388     54,487   $ 5,375(9)
 Sales and Marketing        1996 $173,280     $ 37,663(5)          --         6,075        --    $ 7,729(9)

--------
(1) Includes $88,000 of deferred compensation.

(2) Includes $8,000 of deferred compensation.

(3) Includes $96,000 of deferred compensation.

(4) Includes $22,000 of deferred compensation.

(5) Pursuant to the Company's 1989 Stock Awards Plan, eligible employees may elect to receive Company Common Stock in lieu of all or a portion of incentive cash bonuses otherwise payable to them. At the time of issuance, the shares have a fair market value equal to 115% of the cash bonus which the employee elects to receive in Company Common Stock. The bonuses reflected include the fair market value of such shares in excess of the bonus amounts which the executive elected to receive in Company Common Stock.

(6) Mr. McManaman became employed by the Company, as Vice President--Finance and Chief Financial Officer, as of October 16, 1995. His first year bonus was agreed to by the Company at the time he was employed. At that time, he was also given the opportunity to participate in a performance shares program on the same basis as officers who had earlier been granted performance shares awards for fiscal year 1996. Because his participation was not implemented until 1997, the $205,374 payment is treated as "Other Annual Compensation" rather than an "LTIP Payout".

(7) Includes $99,000 of bonus specifically related to the pending sale of Dean Foods Vegetable Company.

(8) The Securities and Exchange Commission ("SEC") rules regarding executive compensation do not require disclosure unless the amount of such other annual compensation for a fiscal year is greater than or equal to either $50,000 or 10 percent of the total annual salary and bonus for such fiscal year reported for the named executive officer, whichever is less.

(9) Consists of matching contributions (Mr. Dean: $5,000; Mr. Ravencroft:
    $3,347; Mr. McManaman: $4,513; Mr. Shaw: $3,879; and Mr. Parr: $3,874) and
    other contributions (Mr. Dean: $3,300; Mr. Ravencroft: $3,300; Mr.
    McManaman: $3,300; Mr. Shaw: $3,300; and Mr. Parr: $3,300) for eligible covered employees made by the Company pursuant to the Dean Foods Company Savings and Investment Plan, and accruals (Mr. Dean: $57,361; Mr.
    Ravencroft: $19,385; Mr. McManaman: $17,602; Mr. Shaw: $9,012; and Mr.
    Parr: $7,665) for the lump sum payments at retirement under the Dean Foods Company Supplemental Benefit Plan described under "Retirement Benefits" below.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                               ANNUAL RATES OF STOCK PRICE APPRECIATION
                                                                                     FOR OPTION TERM (10 YEARS)(5)
                                                                              -------------------------------------------
                                         INDIVIDUAL GRANTS                           5% ($)                10% ($)
                         ---------------------------------------------------- --------------------- ---------------------
                                         % OF
                                         TOTAL
                         NUMBER OF      OPTIONS
                         SECURITIES     GRANTED                               POTENTIAL             POTENTIAL
                         UNDERLYING       TO     EXERCISE  MARKET             PRICE PER  AGGREGATE  PRICE PER  AGGREGATE
                          OPTIONS      EMPLOYEES OR BASE  PRICE ON             SHARE AT  POTENTIAL   SHARE AT  POTENTIAL
                          GRANTED      IN FISCAL  PRICE   DATE OF  EXPIRATION EXPIRATION REALIZABLE EXPIRATION REALIZABLE
NAME                        (#)          YEAR     ($/SH)   GRANT      DATE       DATE      VALUE       DATE      VALUE
----                     ----------    --------- -------- -------- ---------- ---------- ---------- ---------- ----------
Howard M. Dean..........   13,528(1)      1.7%    $38.00   $38.00   5/27/07     $61.90    $323,319   $ 98.56   $  819,256
                           10,250(2)      1.3%    $38.00   $38.00   5/27/07     $61.90    $244,975   $ 98.56   $  620,740
                           19,719(3)      2.5%    $24.67   $38.00   5/27/07     $40.18    $305,842   $ 63.99   $  775,351
                           15,587(3)      1.9%    $32.87   $38.00   5/27/07     $53.54    $322,183   $ 85.26   $  816,603
                           22,266(3)      2.8%    $26.87   $38.00   5/27/07     $43.77    $376,295   $ 69.69   $  953,430
                           11,217(3)      1.4%    $26.87   $38.00   5/27/07     $43.77    $189,567   $ 69.69   $  480,312
                           15,587(3)      1.9%    $29.87   $38.00   5/27/07     $48.66    $292,880   $ 77.48   $  742,097
                           18,704(3)      2.3%    $28.13   $38.00   5/27/07     $45.82    $330,874   $ 72.96   $  838,500
                           22,503(3)      2.8%    $22.87   $38.00   5/27/07     $37.25    $323,593   $ 59.32   $  820,234
                           33,528(3)      4.2%    $27.50   $38.00   5/27/07     $44.79    $579,699   $ 71.33   $1,469,532
                           32,628(3)      4.1%    $32.00   $38.00   5/27/07     $52.12    $656,475   $ 83.00   $1,664,028
Thomas A. Ravencroft....    4,628(1)      0.6%    $38.00   $38.00   5/27/07     $61.90    $110,609   $ 98.56   $  280,272
                            1,750(2)      0.2%    $38.00   $38.00   5/27/07     $61.90    $ 41,825   $ 98.56   $  105,980
                            1,782(3)      0.2%    $24.67   $38.00   5/27/07     $40.18    $ 27,639   $ 63.99   $   70,068
                            2,164(3)      0.3%    $26.87   $38.00   5/27/07     $43.77    $ 36,572   $ 69.69   $   92,662
                              776(3)      0.1%    $29.87   $38.00   5/27/07     $48.66    $ 14,581   $ 77.48   $   36,945
                            5,641(3)      0.7%    $28.13   $38.00   5/27/07     $45.82    $ 99,789   $ 72.96   $  252,886
                            3,711(3)      0.5%    $29.13   $38.00   5/27/07     $47.45    $ 67,986   $ 75.56   $  172,302
                            4,716(3)      0.6%    $22.87   $38.00   5/27/07     $37.25    $ 67,816   $ 59.32   $  171,898
                           11,949(3)      1.5%    $27.50   $38.00   5/27/07     $44.79    $206,598   $ 71.33   $  523,725
                           11,628(3)      1.4%    $32.00   $38.00   5/27/07     $52.12    $233,955   $ 83.00   $  593,028
William R. McManaman....   11,275(1)      1.4%    $38.00   $38.00   5/27/07     $61.90    $269,473   $ 98.56   $  682,814
                            3,422(3)      0.4%    $22.87   $38.00   5/27/07     $37.25    $ 49,208   $ 59.32   $  124,732
                            7,767(3)      1.0%    $27.50   $38.00   5/27/07     $44.79    $134,291   $ 71.33   $  340,428
                            7,558(3)      0.9%    $32.00   $38.00   5/27/07     $52.12    $152,067   $ 83.00   $  385,458
Jeffrey P. Shaw.........    7,367(1,4)    0.9%    $38.00   $38.00   5/27/07     $61.90    $176,071   $ 98.56   $  446,146
                            2,250(2,4)    0.3%    $38.00   $38.00   5/27/07     $61.90    $ 53,775   $ 98.56   $  136,260
                            3,567(3,4)    0.4%    $28.13   $38.00   5/27/07     $45.82    $ 63,100   $ 72.96   $  159,909
                            2,273(3,4)    0.3%    $22.87   $38.00   5/27/07     $37.25    $ 36,686   $ 59.32   $   82,851
                            7,200(3,4)    0.9%    $27.50   $38.00   5/27/07     $44.79    $124,488   $ 71.33   $  315,576
                            7,006(3,4)    0.9%    $32.00   $38.00   5/27/07     $52.12    $140,961   $ 83.00   $  357,306
Douglas A. Parr.........    2,937(1)      0.4%    $38.00   $38.00   5/27/07     $61.90    $ 70,194   $ 98.56   $  177,865
                           10,000(1)      1.2%    $54.38   $54.38   12/5/07     $88.58    $342,000   $141.05   $  866,700
                            1,800(2)      0.2%    $38.00   $38.00   5/27/07     $61.90    $ 43,020   $ 98.56   $  109,008
                            1,276(3)      0.2%    $22.87   $38.00   5/27/07     $37.25    $ 18,349   $ 59.32   $   46,510
                            3,881(3)      0.5%    $27.50   $38.00   5/27/07     $44.79    $ 67,102   $ 71.33   $  170,104
                            3,776(3)      0.5%    $32.00   $38.00   5/27/07     $52.12    $ 75,973   $ 83.00   $  192,576

--------

(1) Non-qualified option granted under the Company's 1989 Stock Awards Plan at an exercise price equal to the market price on the date of grant. Such option becomes exercisable over four years at the rate of 25% per year, commencing one year after the date of grant, subject to acceleration in the event of a "change in control" of the Company (defined the same as in the agreements described below under the heading "Change in Control Agreements").

(2) Incentive stock option granted under the Company's 1989 Stock Awards Plan at an exercise price equal to the market price on the date of grant. Such option becomes exercisable over four years at the rate of 25% per year, commencing one year after the date of grant, subject to acceleration in the event of a "change in control" of the Company (defined the same as in the agreements described below under the heading "Change in Control Agreements").

(3) Non-qualified option granted independent of the Company's 1989 Stock Awards Plan in exchange for the elimination of the Company's obligation to compensate the optionee for the tax liability incurred in connection with the eventual exercise of a then outstanding non-qualified option granted under such Plan. The exercise price equals the market price on the date of grant of the outstanding option. Such option becomes exercisable over three years at the rate of 33% each year, commencing one year after the date of grant, subject to acceleration in the event of a "change in control" of the Company (defined the same as in the agreements described below under the heading "Change in Control Agreements").

(4) Notwithstanding the previously indicated Footnote to this Number of Securities, such option will become exercisable immediately upon the closing of the pending sale of Dean Foods Vegetable Company, as described under "Certain Arrangements Related to the Pending Sale of Dean Foods Vegetable Company" below.

(5) The potential prices per share at expiration date and aggregate potential realizable values result from calculations assuming 5% and 10% growth rates in share price as prescribed by the SEC and are not intended to forecast future price appreciation of Common Stock of the Company nor the actual value that the named executives will realize. Executives will realize the indicated values only if the price of Company Common Stock appreciates by the hypothetical annual percentage increases indicated.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED     IN-THE-MONEY
                                                            OPTIONS/SARS AT        OPTIONS/SARS AT
                                                               FY-END (#)            FY-END ($)
                      SHARES ACQUIRED                         EXERCISABLE/          EXERCISABLE/
NAME                  ON EXERCISE (#) VALUE REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE(1)
-----------------------------------------------------------------------------------------------------
Howard M. Dean            37,733           $681,233         197,260/253,743     $4,053,967/$5,202,420
Thomas A. Ravencroft           0           $      0           57,620/75,399     $1,209,172/$1,550,999
William R. McManaman           0           $      0           29,294/41,310     $    600,499/$796,460
Jeffrey P. Shaw                0           $      0           27,534/46,310     $    555,346/$907,659
Douglas A. Parr                0           $      0           17,868/34,245     $    366,218/$424,388

--------

(1) Based upon a 1998 fiscal year end Company Common Stock price of $49.25 per share.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                    PERFORMANCE ESTIMATED FUTURE PAYOUTS
                                     OR OTHER    UNDER NON-STOCK PRICE-
                        NUMBER OF     PERIOD          BASED PLANS
                      SHARES, UNITS    UNTIL    ------------------------
                        OR OTHER    MATURATION  THRESHOLD TARGET MAXIMUM
NAME                  RIGHTS (#)(1)  OR PAYOUT     (#)     (#)     (#)
------------------------------------------------------------------------
Howard M. Dean             --         3 years     5,550   11,100 16,650
Thomas A. Ravencroft       --         3 years     1,500    3,000  4,500
William R. McManaman       --         3 years     1,550    3,100  4,650
Jeffrey P. Shaw            --         3 years     1,050    2,100  3,150
Douglas A. Parr            --         3 years       600    1,200  1,800

--------
(1) Awards are not expressed in these terms. Provided a threshold is met, each award entitles the executive to receive a payment following the end of the three year (fiscal years 1998, 1999 and 2000) performance period, based on the Company's return on invested capital during such performance period. Such payments are to be made 50% in Company Common Stock and 50% in cash (based on the then market value of Company Common Stock).

EMPLOYMENT ARRANGEMENT

In connection with Richard E. Bailey becoming employed by the Company in March 1998 as its President and Chief Operating Officer, the Company granted to him, on the date he commenced employment, non-qualified options for 40,000 shares of the kind described in Footnote 1 under "Option/SAR Grants in Last Fiscal Year" above. The Company further agreed that Mr. Bailey's annual salary would be $625,000 (subject to annual review), that he would participate in the Company's Supplemental Benefit Plan and (in some instances on specified bases) in other Company benefit programs, and that the Company would enter into an agreement with him of the kind described below under the heading "Change in Control Agreements". In the event the Company terminates Mr. Bailey's employment during the first three years for any reason other than cause (as defined), Mr. Bailey will be entitled to a lump sum payment of $1,250,000.

CERTAIN ARRANGEMENTS RELATED TO THE PENDING SALE OF DEAN FOODS VEGETABLE
COMPANY

On July 27, 1998, the Company announced the pending sale of Dean Foods Vegetable Company. In connection with that pending sale, the Company has agreed to pay a bonus to Jeffrey P. Shaw of approximately $1,160,000 upon the closing of the pending sale and has agreed that the unexpired options held by him at the time of the closing will thereupon become exercisable. In the event his employment is actually or constructively terminated by the purchaser without cause (as defined) within two years after the closing, the Company has agreed to provide him with 27 months of payments (at an annual rate approximately equal to his salary and target bonus for fiscal year 1999), up to 27 months of medical, dental and life insurance coverage, and up to $25,000 (net of current Company payments of legal expenses of up to $850 related to these arrangements) for outplacement services.

RETIREMENT BENEFITS

A majority of the Company's salaried employees, and certain non-union hourly employees, are covered under the Dean Foods Company Retirement Plan (formerly known as the Dean Foods Company Salaried Employees Pension Plan), a tax-qualified "pension equity" defined benefit plan. Benefits are based upon the aggregate of the percentages of a participant's highest average "total compensation" paid during any 60 consecutive months out of the last 180 months of service accumulated for each year of service. Such percentage for each year prior to 1986 ranged from 1% to 1.5%, and for each year after 1985 ranges from 1% to 22% dependent upon the participant's then age plus years of service. Benefits relating to a participant's service at an entity acquired by the Company may be based on a slightly different formula which takes into account the pension benefits for service covered under the acquired entity's plan prior to the date such plan was merged into the Retirement Plan. Benefits are payable monthly (or, at the participant's election, in a lump sum actuarial equivalent) beginning at age
65. "Total compensation" means total compensation excluding deferred compensation and any bonuses other than annual incentive bonuses, subject to each calendar year's limit applicable to tax-qualified retirement plans ($160,000 for calendar year 1998; and indexed for each year thereafter). Annual benefits payable from the plan are currently subject to a limit of $130,000 under the Internal Revenue Code of 1986, as amended. Such limit is subject to upward adjustments for cost-of-living increases. For employees who were participants in the plan on December 31, 1997, under "grandfather" provisions added in connection with amendments to the plan effective January 1, 1998, the benefits accumulated for 1986 through 1997 will not be reduced from what they would have been but for such amendments. For those of such employees who were age 59 or older on December 31, 1997, such "grandfather" provisions also extend to years after 1997.

  In January 1981, because a substantial portion of the compensation for elected officers of the Company did not then qualify as pension plan earnings, the Board of Directors adopted the Dean Foods Company Supplemental Benefit Plan to provide for the payment of supplemental retirement benefits. Under the plan as amended, each officer and each of certain other highly compensated employees (or the officer's or employee's designated beneficiary) is entitled to receive an additional monthly retirement benefit and a lump sum retirement benefit. The additional monthly retirement benefit, which is payable in the event the employee's employment with the Company is terminated on account of death or after five years of service, is equal to the excess of what the employee's (or beneficiary's) monthly benefit under the Retirement Plan would have been without regard to Internal Revenue Service limitations over the employee's (or beneficiary's) actual monthly benefit under such Plan. The lump sum retirement benefit, which is payable in the event the employee's employment with the Company is terminated on account of death or after five years of service (or, at a proportionately reduced amount, in the event of fewer years of service), is equal to the sums of amounts credited to the employee's account annually during the employee's participation in the plan together with interest on credited amounts accrued annually at eight percent (8%). The amount credited annually equals (i) the percentage, if any, set by the Board of Directors (2.6% during fiscal year 1997 and the first half of fiscal year 1998 and, currently, 0% thereafter) of the excess of the employee's total compensation (as defined for purposes of the Retirement Plan) for such year under the Dean Foods Company Savings and Investment Plan (formerly known as the Dean Foods Company Investment and Profit Sharing Plan) determined without regard to such year's limit applicable to tax-qualified retirement plans over such limit, plus (ii) provided the employee makes his or her maximum matchable contribution to that Plan for such year, the amount of the matching contribution the Company would have made under that Plan with respect to the excess described in clause (i) had there been no limit on such total compensation applicable to tax-qualified retirement plans. For officers who were participants in the plan on October 1, 1996, under "grandfather" provisions added in connection with amendments to the plan effective that date, the additional monthly retirement benefits will not be reduced from what they would have been but for such amendments.

  Currently, Messrs. Dean, Ravencroft, McManaman, Shaw, Parr and 16 other executive officers participate in the plan.

  Total estimated annual benefits for the executive officers named in the Summary Compensation Table are shown below. The benefits shown for them (i) are based on each executive officer's current total compensation (including an estimate of such executive officer's annual incentive bonus for fiscal year
1999), (ii) are assumed payable under the plan options providing benefits for the life of the executive officer only, and (iii) are based on service through normal retirement age (age 65). Reduced pension benefits may be payable prior to age 65 upon early retirement, disability or death.

                              PENSION PLAN TABLE

                                                               ESTIMATED ANNUAL
         NAME                                                  PENSION AT AGE 65
         ----                                                  -----------------
      Howard M. Dean..........................................     $716,355
      Thomas A. Ravencroft....................................     $378,958
      William R. McManaman....................................     $160,883
      Jeffrey P. Shaw.........................................     $167,709
      Douglas A. Parr.........................................     $106,790

  Based on each executive officer's current total compensation (including such estimated annual incentive bonus) and on service through normal retirement age (age 65), the estimated lump sum payments under the Supplemental Benefit Plan at retirement for the executive officers named in the Summary Compensation Table are: Mr. Dean: $455,000; Mr. Ravencroft: $110,000; Mr. McManaman:
$350,000; Mr. Shaw: $535,000; and Mr. Parr: $110,000.

CHANGE IN CONTROL AGREEMENTS

The Company is a party to agreements with Messrs. Dean, Ravencroft, McManaman, Shaw and Parr and 16 other executive officers which provide that in the event of such executive's voluntary or involuntary termination of employment (other than retirement at or after his or her "normal retirement date", or termination for "good cause", or death, or being "permanently disabled" for six months, as such terms are defined in the agreements) within two years after a "change in control" of the Company, he or she will promptly be paid
(i) accrued salary and vacation pay, (ii) any unpaid bonus for the preceding year and (iii) the equivalent of base salary, annual bonus and the value of certain financial planning and tax preparation services for two years (or, if less, for the period until his or her normal retirement date), based on levels during the preceding year. In addition, during the two years following such termination (or any lesser period until the executive's death or normal retirement date), the Company will maintain all life insurance, dental, medical, health and accident and disability plans, programs or arrangements in which the executive was entitled to participate immediately prior to the change in control (or will arrange for substantially the same benefits); and at the expiration of such period will provide the executive with at least the same life insurance and health coverage to which he or she would be entitled if he or she retired at that time with fifteen years of service; in each case subject to offset for any substantially similar benefits provided by any new employer. The executive will also be given credit under the Dean Foods Company Retirement Plan (or any successor plan) and Supplemental Benefit Plan for service during such period, and his or her compensation for purposes of such plans will reflect the payments referred to above. To the extent such credit or calculation of compensation is not permitted by the terms of a plan, the present value of the benefit he or she would otherwise receive will be paid to him or her promptly after termination of employment. In the event the payments to the executive on account of accrued amounts and additional salary, bonus and financial planning and tax preparation services, either alone or together with other amounts the executive would have the right to receive from the Company, would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if the reduction of such payments would result in no portion of such payments or other amounts being subject to the excise tax imposed by Section 4999 of the Code and in no disallowance of a deduction by the Company pursuant to Section 280G(a) of the Code, such payments are to be reduced to the extent necessary to accomplish such results. The Company has agreed to reimburse the executive for legal fees and expenses incurred by him or her in enforcing any right or benefit provided by his or her agreement.

  For purposes of the agreements, a "change in control" of the Company occurs if: (i) there is a change in control that would be required to be reported under Item 5(f) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended, (ii) any person, entity or group is, directly or indirectly, the beneficial owner of securities representing 20% or more of the Company's combined voting power, (iii) a majority of the members of any class of Company directors are persons not nominated or elected by the Board of Directors or (iv) the Company (or any substantial portion of its assets) is combined with or acquired by another person or entity. However, no "change in control" occurs on account of: (i) any transaction or series of transactions which has been approved in advance by a majority of the Board of Directors (exclusive of directors employed or otherwise affiliated with the person or entity seeking the change in control), (ii) certain acquisitions by underwriters in connection with underwritten public offerings or (iii) any acquisition by any defined contribution plan qualified pursuant to the Code maintained for the benefit of employees of the Company and/or its subsidiaries.

  In return for the benefits provided by his or her agreement, each executive agrees to continue to perform the regular duties of his or her current office (and/or such duties of such other positions to which he or she may be elected or assigned), subject to termination of employment by the Company at any time and to resignation by him or her at any time on at least three months' prior written notice or on his or her normal retirement date on 30 days' prior written notice.

  The Company may terminate any agreement, as of and with respect to any change in control occurring after a date at least two years after notice of termination, by written notice to the executive.

  These agreements may be regarded as having an "anti-takeover" effect.

     COMPARISON OF FIVE YEAR (1) CUMULATIVE TOTAL RETURN (2) OF DEAN FOODS
          COMPANY COMMON STOCK, S&P 500 INDEX AND S&P FOODS INDEX (3)


                             [GRAPH APPEARS HERE]

Measurement Period          DEAN FOODS,       S&P
(Fiscal Year Covered)          CO.            500 INDEX      S&P FOODS
---------------------       -----------       ---------      ---------
Measurement Pt-
5/31/93                     $100              $100           $100
FYE  5/31/94                $105              $104           $ 99
FYE  5/31/95                $111              $125           $125
FYE  5/31/96                $ 99              $161           $148
FYE  5/31/97                $158              $208           $195
FYE  5/31/98                $208              $272           $264

--------
(1) Compares fiscal years ending on or about May 31st of the years indicated.

(2) The comparison of total return on investment (change in fiscal year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on June 1, 1993 in Dean Foods Company Common Stock, and in each of the Standard & Poors ("S&P") 500 Index and the S&P Foods Index, both of which are published industry indices.

(3) Companies in the S&P Foods Index are as follows: BestFoods Inc., Campbell Soup Company, ConAgra Inc., General Mills, Inc., The H. J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, Unilever N.V., and Wm. Wrigley, Jr. Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal year 1998 consisted of Messrs. Llewellyn (Chair), Getz, Mayer and McKenna, none of whom is a former or current officer or employee of the Company or any of its subsidiaries. There were no interlocks or relationships requiring disclosure under applicable SEC rules.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of the Company (the "Committee") is composed of four directors, none of whom is a former or current officer or employee of the Company or any of its subsidiaries. The Committee reviews and recommends, subject to the approval of the Board of Directors, the Company's compensation policies and programs. In its deliberations, the Committee receives and considers recommendations from Mr. Dean, the Company's Chairman and Chief Executive Officer. However, Mr. Dean is not present during any deliberations directly involving his compensation.

  The Company's compensation policies are designed to attract and retain highly capable executives and provide performance incentives for such executives. The ultimate objective of the Company's compensation policies and programs is to increase stockholder value by linking management's compensation to the Company's performance. Accordingly, a Company executive's total cash compensation will vary in relation to the Company's performance, the financial performance of those business operations in which the executive is most directly involved, if applicable, individual achievement and other factors. In addition, the grant of stock options and performance shares awards to Company executives is considered an effective incentive for the creation of shareholder value, since the value of stock options is directly linked to increases in the per share price of Company Common Stock and the value of performance shares awards is directly linked to the Company's financial performance and the per share price of Company Common Stock.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of certain compensation paid to the Chief Executive Officer and the other four highest paid executive officers at the end of each fiscal year, with respect to fiscal years commencing on or after January 1, 1994. Compensation paid pursuant to programs meeting certain specified requirements is exempted from this limitation. The Committee has taken and intends to continue to take actions, including seeking stockholder approval, to ensure that the Company's executive compensation programs meet such requirements, except in those cases where the Committee believes stockholder interests are best served by retaining flexibility of approach.

  In conformance with the foregoing compensation philosophy, the total annual compensation for executives of the Company and its subsidiaries is determined under three principal compensation programs--base salary, annual incentive bonuses and stock-based awards granted under the Company's 1989 Stock Awards Plan. These three compensation programs, as implemented for the 1998 fiscal year, are described below.

  Base Salary. An executive's base salary is determined after a review of external comparisons using studies prepared by compensation consulting firms, other salary surveys and internal comparisons against peers. Such data may or may not include some of the companies reflected in the S&P Foods Index used in the stock performance graph above. Base salaries, in general, are intended to correspond to the median of the base salaries paid by comparable companies to their executives in comparable positions. Salary reviews typically occur once a year. Adjustments may be made to base salary for geographic disparities in the cost of living, salary anomalies resulting from acquisitions, individual potential for advancement and other factors.

  Incentive Bonuses. Annual incentive bonuses are paid pursuant to three discretionary programs.

  The first program, established under the 1989 Stock Awards Plan, provides for bonuses based on one or more Company financial performance criteria established by the Compensation Committee during the first ninety days of the fiscal year. For bonuses payable under this program for the 1998 fiscal year and the current fiscal year, the financial performance criterion is return on invested capital. In no event may the bonus amount paid to an executive under this bonus program for a fiscal year exceed $1,500,000. Under a second incentive bonus program, which is not part of the 1989 Stock Awards Plan, executives participating in the first program may receive additional annual bonuses based primarily, if not exclusively, on the achievement of personal performance goals set during the first ninety days of the fiscal year.

  Such bonuses are payments calculated as percentages of an executive's base salary. Generally, a target total bonus for both programs is determined for each executive ranging from 50% to 85% of base salary depending upon the executive's position and scope of responsibility. It is intended that, if certain performance goals are achieved, an executive's total cash compensation will be competitive. A majority of the aggregate annual incentive bonuses paid for the 1998 fiscal year to executives who participated in the foregoing bonus programs consisted of the Company financial performance-based bonus.

  Under a separate cash bonus plan, the Company pays bonuses to certain other executive officers who have primary responsibilities within a particular operating subsidiary or division of the Company and who normally do not participate in the programs described above. Under this plan, the bonus amounts are based upon achievement of return on invested capital targets and individual performance goals established each year by the Company's senior management.

  For fiscal year 1998, bonuses for executive officers (excluding one additional bonus specifically related to the pending sale of Dean Foods Vegetable Company) ranged from approximately 75% to 165% of their base salaries and their total cash compensation (excluding such additional bonus) ranged from less than the 50th percentile to the 75th percentile of such total cash compensation paid by comparable companies to their executives in comparable positions.

  Executives also have the opportunity to receive, in lieu of cash, all or a portion of their annual incentive bonuses in the form of Company Common Stock having a fair market value on the date of the award of 115% of that portion of the bonus elected to be received in Company Common Stock. This feature is designed to further encourage Company Common Stock ownership by Company executives. Of the aggregate annual incentive bonus amounts granted by the Company to executives for fiscal year 1998 (excluding one additional bonus specifically related to the pending sale of Dean Foods Vegetable Company), 42.9% was issued in the form of Company Common Stock.

  Stock-Based Awards. Under the Company's 1989 Stock Awards Plan, executives may be granted stock options, stock bonus awards, stock appreciation rights, restricted stock, performance shares awards and other equity-related awards. It is the Committee's belief that Company executives are more effectively motivated to manage the Company's business in the best interest of its stockholders when such executives possess an ownership interest in the Company parallel to the stockholders. It has been the Committee's practice to utilize incentive stock options, non-qualified options and equity-related bonus awards to achieve commonality of interest with the stockholders in the long-term performance of the Company.

  The number of options and performance shares already held by a particular executive is not a factor in determining the number of options and performance shares granted. Generally, the aggregate value of stock options and performance shares awards granted to a particular executive is determined with reference to the median aggregate value of stock-based compensation awarded to a survey group of company executives having similar responsibilities. The survey group was developed by a nationally recognized compensation consulting firm using survey data relating to executives of companies with gross revenues comparable to those of the Company. Such survey group may or may not have included some of the companies reflected in the S&P Foods Index used in the stock performance graph above.

  During fiscal year 1998, stock option grants and performance shares awards were made to executives by the Compensation Committee under the Company's 1989 Stock Awards Plan. During fiscal year 1998, stock option grants were also made to executives by the Compensation Committee independent of such Plan, as described with respect to certain grants in Footnote (3) under "Option/SAR Grants in Last Fiscal Year" above.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The base salary of Howard M. Dean during fiscal year 1998 was established in accordance with the Company's compensation policy for base salaries described above. Mr. Dean's base salary was at approximately the 50th percentile of base salaries paid by the survey group during calendar 1997.

  Mr. Dean's combined base salary and incentive bonuses for fiscal year 1998 was at approximately the 75th percentile for total compensation paid to CEOs in the survey group previously noted. Stock options were awarded to Mr. Dean in fiscal year 1998 having an aggregate value at approximately the 50th percentile of the value of stock-based compensation awarded to CEOs in the survey group.

                                          John S. Llewellyn, Jr., Chairman
                                          Bert A. Getz
                                          Richard P. Mayer
                                          Andrew J. McKenna

                                          Members of the Compensation
                                           Committee

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of August 7, 1998, information with respect to the Company Common Stock beneficially owned by: (i) any person known by the Company to be the beneficial owner of more than five percent of the outstanding Company Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Each of the directors had, as of such date, sole voting and disposition power as to the shares shown in the table as beneficially owned by him or her, other than those shown as being shares as to which beneficial ownership is disclaimed.

                                                         SHARES
                                                      BENEFICIALLY     PERCENT
        NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED         OF CLASS
-------------------------------------------------------------------------------
Lydia M. O'Connor, c/o Stuart Levin & Associates,
 P.C.,
 255 Revere Drive, Suite 110, Northbrook, IL 60062,
 owns individually...................................    307,545          .8%
 and has sole voting and investment power as to......  1,930,703(1)      4.8%
                                                       ---------         ---
                                                       2,238,248         5.6%
                                                       =========         ===
Edward A. Brennan....................................      3,750(2)        *
Lewis M. Collens.....................................      7,250(2)        *
Paula H. Crown.......................................      7,250(2)        *
Howard M. Dean.......................................    606,413(2,3)    1.5%
John P. Frazee, Jr...................................     11,573(2)        *
Bert A. Getz.........................................     16,250(2,4)      *
Janet Hill...........................................        500           *
John S. Llewellyn, Jr................................      4,250(2)        *
Richard P. Mayer.....................................      7,250(2)        *
Andrew J. McKenna....................................     13,768(2)        *
William R. McManaman.................................     44,366(2)       .1%
Douglas A. Parr......................................     31,104(2)        *
Thomas A. Ravencroft.................................    202,789(2)       .5%
Jeffrey P. Shaw......................................     22,135(2)        *
All directors and executive officers of the Company
   as a group (30 persons)...........................  1,327,167(5)      3.3%

--------
  *Less than 0.1%

 (1) Ms. O'Connor is the sole trustee (with sole voting and investment power) of two trusts holding, in the aggregate, 1,930,703 shares. She has a 50% life interest in the income from such trusts.

 (2) Includes shares which may be acquired pursuant to stock options within 60 days after August 7, 1998: Mr. Brennan: 2,250; Mr. Collens: 6,250; Ms.
     Crown: 6,250; Mr. Dean: 242,055; Mr. Frazee: 6,250; Mr. Getz: 6,250; Mr.
     Llewellyn: 4,250; Mr. Mayer: 2,250; Mr. McKenna: 6,250; Mr. McManaman:
     28,500; Mr. Parr: 23,860; Mr. Ravencroft: 75,096; and Mr. Shaw: 8,646.

 (3) Includes 144,614 shares with respect to which Mr. Dean disclaims beneficial ownership.

 (4) Includes 2,500 shares with respect to which Mr. Getz disclaims beneficial ownership.

 (5) Includes 147,114 shares with respect to which directors and executive officers disclaim beneficial ownership and 635,076 shares which directors and executive officers have the right to acquire pursuant to stock options within 60 days after August 7, 1998.

PROPOSAL TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK

In July 1998, the Company's Board of Directors adopted a resolution setting forth an amendment to the Company's Certificate of Incorporation, as amended, that would increase the Company's authorized $1 par value Common Stock from 80,000,000 shares to 150,000,000 shares, and directed that the proposed amendment be submitted to a vote of the stockholders at the 1998 Annual Meeting of Stockholders. The amendment, which is permitted by the Delaware General Corporation Law, is included in Appendix A attached hereto.

  The Company's authorized capital stock was last increased in April 1986.

  At August 7, 1998, 40,087,973 shares of the Company's Common Stock were issued and outstanding and there were 1,753,036 shares reserved for issuance pursuant to the Company's 1989 Stock Awards Plan, 1992 Director Stock Option Plan, and 1996 Director Stock Awards Plan and options granted independent of those Plans of the kind described in Footnote (3) under "Option/SAR Grants in Last Fiscal Year" above (the "non-Plan options"). At such date, only 38,334,937 authorized shares of the Company's Common Stock were available for other purposes.

  Except for outstanding awards under the Company's 1989 Stock Awards Plan, 1992 Director Stock Option Plan, 1996 Director Stock Awards Plan and the non-Plan options, the Company is not now a party to any plan, arrangement, agreement or understanding, in writing or otherwise, which would require the issuance of any of its stock. However, as is the case generally from time to time, the Company is currently considering acquisitions potentially involving the use of its stock. The Company's Board of Directors believes that the proposed increase in authorized shares of the Company's Common Stock will enhance the Company's flexibility in connection with possible future actions such as stock dividends, stock splits, corporate mergers, acquisitions of property, issuances of convertible debt or equity securities, options or warrants, or other uses for corporate purposes.

  Although the Company's Board of Directors has no present intention of doing so, shares of authorized and unissued Company Common Stock and shares held in the treasury, if any, could (within the limits imposed by applicable law and the rules of the New York Stock Exchange ("NYSE") as and to the extent that such rules may be observed by the Company) be issued in one or more transactions which would make a takeover of the Company more difficult and, therefore, less likely. Such shares could also be used to dilute the stock ownership of persons seeking to obtain control of the Company. Also, such shares could be privately placed with purchasers who might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control. Issuance of the Company's Common Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which might be favorable to their interests. In addition, subject to the considerations referred to above as to applicable law and rules of the NYSE, the Company's Board of Directors could, although it has no present intention of doing so, issue shares of the Company's Common Stock to a holder or holders who might thereby obtain sufficient voting power to ensure that any proposal to effect certain transactions involving the Company, to take certain stockholder action or to amend or repeal any of the provisions that require an 80% vote for amendment or repeal would not receive the 80% vote required therefor.

  The Company's Board of Directors will determine whether, when and on what terms the issuance of additional shares may be warranted. However, the NYSE has rules that limit the amount of additional shares that the Company may issue without stockholder approval. Failure to observe the rules of the NYSE could result in the delisting of the Company's securities listed thereon. In the event of such delisting, the Company believes that other markets having acceptable depth and liquidity would be available.

  If the proposed amendment is approved, any or all of the authorized shares of the Company's Common Stock could be issued without further action by the Company's stockholders and without first offering such shares to the Company's stockholders for subscription. The issuance of shares could have the effect of diluting the earnings per share and book value per share of previously outstanding shares of Company Common Stock. The issuance of shares otherwise than on a pro rata basis to all current Company stockholders would reduce the proportionate interests of the current Company stockholders.

  The affirmative vote of a majority of the outstanding shares of the Company Common Stock entitled to vote at the Company's 1998 Annual Meeting of Stockholders is required for the approval of the amendment to the Company's Certificate of Incorporation.

  THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT.

INDEPENDENT ACCOUNTANTS

The Company's financial statements for the fiscal year ended May 31, 1998 were audited by PricewaterhouseCoopers LLP (the successor to Price Waterhouse LLP). In connection with their audit function, PricewaterhouseCoopers LLP also reviewed filings with the Securities and Exchange Commission and reports to stockholders, and provided technical assistance to the Company's accounting staff.

  The Board of Directors of the Company has selected PricewaterhouseCoopers LLP as independent accountants to audit the accounts of the Company and its subsidiaries for the fiscal year ending May 30, 1999.

  Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company during or with respect to fiscal year 1998 by persons who were, at any time during fiscal year 1998, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Company Common Stock, no such person failed to file on a timely basis any report required by such Section during fiscal year 1998.

OTHER MATTERS

The Board of Directors of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment, except as otherwise provided in Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN 1999 PROXY MATERIALS

All proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than the close of business on April 30, 1999 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

ADVANCE NOTICE REQUIREMENT FOR ANY NOMINATION OR MATTER TO BE RAISED BY A STOCKHOLDER

Effective following the 1998 Annual Meeting of Stockholders, any nomination for election to the Board of Directors of the Company at any meeting of stockholders, or proposal of business to be transacted at any meeting of stockholders, that is not included in the Company's Proxy Statement and form of proxy relating to the meeting but that a stockholder wishes to make at the meeting may be made only if it may properly be made by the stockholder at the meeting and only if the stockholder delivers a notice to the Secretary of the Company at its principal executive offices on a timely basis. For an annual meeting, the notice must be so delivered not less than 60 days nor more than 90 days prior to the anniversary of the prior year's annual meeting (unless the date of the meeting is more than 30 days prior to or more than 60 days after the anniversary of the prior year's annual meeting, in which event such notice must be so delivered not earlier than the 90th day prior to the meeting and not later than the close of business on the later of the 60th day prior to the meeting or the 10th day following the date on which public announcement of the meeting date is made). For a special meeting, the notice must be so delivered not earlier than the 90th day prior to the meeting and not later than the close of business on the later of the 60th day prior to the meeting or the 10th day following the date on which public announcement of the meeting date is made. The notice must set forth the related information required by
Article II, Section 10 of the Company's bylaws. Such information generally consists of the information relating to any nominee that would be required to be disclosed in the Company's Proxy Statement for that meeting if the nominee were proposed by the Company or, as to other matters, a brief description of the matter, the reason for the proposal and any material interest of the proposing stockholder (or beneficial owner) in the matter and information regarding the proposing stockholder (or beneficial owner) and such stockholder's (or beneficial owner's) beneficial ownership of shares of the Company.

DISCRETIONARY VOTING OF 1999 PROXIES

The persons named in proxies solicited by the Company's Board of Directors in connection with the Company's 1999 Annual Meeting of Stockholders will have discretionary authority to vote such proxies with respect to any matter properly presented by a stockholder at the meeting that is not specifically set forth in the notice of the meeting if the Company does not have notice of such matter on or before July 31, 1999 (unless the date of the meeting is changed by more than 30 days from September 29, 1999 in which event such persons will have such discretionary authority if the Company does not have notice of such matter a reasonable time before the Company mails its proxy materials for the meeting).

                                          Eric A. Blanchard
                                          Secretary

August 28, 1998

                                  APPENDIX A

                        -------------------------------
                              PROPOSED AMENDMENT
                               TO THE COMPANY'S
                         CERTIFICATE OF INCORPORATION
                                TO INCREASE THE
                               AUTHORIZED STOCK
                        -------------------------------

  RESOLVED, that in the opinion of the Board of Directors, it is advisable that the Certificate of Incorporation of the Company be amended as follows:

  The first sentence of Article "FOURTH" shall be amended in its entirety to read as follows:

  "The total number of shares of all classes of stock which the corporation shall have authority to issue is 160,000,000 shares, all of which shall be of a par value of $1 per share, of which 150,000,000 shares shall be Common Stock and of which 10,000,000 shares shall be Preferred Stock."

                       DIRECTIONS TO DEAN FOODS COMPANY
                        ANNUAL MEETING OF STOCKHOLDERS

                          DRURY LANE OAKBROOK TERRACE
                                 100 DRURY LANE
                        OAKBROOK TERRACE, ILLINOIS 60181
                                 (630) 530-8300

  Drury Lane is located just north of the Oakbrook Shopping Center. Access to the complex is somewhat difficult. The map which follows should prove helpful.

  Although Drury Lane is bordered on the north by Roosevelt Road, there is no access to the complex from Roosevelt Road. There is also no access from the westbound lanes of Butterfield Road.

  If you are coming from the City on the Eisenhower/I-290, or from the north or south on the Tri-State/I-294, follow the exit signs to the East-West Tollway/I-
88. From the Tollway, exit to the right at the "Cermak Road/22nd Street" ramp immediately after the toll booth. Proceed straight across Cermak Road to Spring Road. Take Spring Road north to Drury Lane.

  If you are coming from the north or south on Route 83, take Route 56 (Butterfield Road) east. Once on Butterfield, you will immediately exit to the right onto Spring Road, following the signs marked "Drury Lane/Spring Road".

  If you are coming from the west on the East-West Tollway/I-88, exit at Midwest Road (exact toll required). Proceed north on Midwest Road to Route 56 (Butterfield Road) east. Once on Butterfield, you will immediately exit to the right onto Spring Road, following the signs marked "Drury Lane/Spring Road".


MAP

PROXY
                               DEAN FOODS COMPANY
   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 29, 1998

  The undersigned Stockholder of Dean Foods Company hereby appoints Thomas A. Ravencroft, Richard E. Bailey and Eric A. Blanchard, and each of them, proxies, with power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Drury Lane Oakbrook Terrace, 100 Drury Lane, Oakbrook Terrace, Illinois, on Tuesday, September 29, 1998, at 10:00 A.M., Central Daylight Savings Time, or at any postponement or adjournment thereof, on the matters described on the reverse side.

     THE BOARD OF DIRECTORS FAVORS A VOTE FOR ALL NOMINEES AND FOR ITEM 2.

                 (Continued and to be signed on reverse side.)


        DIRECTIONS TO DEAN FOODS COMPANY
         ANNUAL MEETING OF STOCKHOLDERS
Drury Lane is located just north of the Oakbrook
Shopping Center. Access to the complex is somewhat difficult. The map which follows should prove helpful.

                                                                            LOGO

Although Drury Lane is bordered on the north by Roosevelt Road, there is no access to the complex from Roosevelt Road. There is also no access from the westbound lanes of Butterfield
Road.

If you are coming from the City on the
Eisenhower/I-290, or from the north or south on the Tri-State/I-294, follow the exit signs to the East-West Tollway/I-88. From the Tollway, exit to the right at the "Cermak Road/22nd
Street" ramp immediately after the toll booth.
Proceed straight across Cermak Road to Spring
Road. Take Spring Road north to Drury Lane.


If you are coming from the north or south on Route 83, take Route 56 (Butterfield Road) east.
Once on Butterfield, you will immediately exit to the right onto Spring Road, following the signs marked "Drury Lane/Spring Road".

If you are coming from the west on the East-West
Tollway/I-88, exit at Midwest Road (exact toll required). Proceed north on Midwest Road to Route 56 (Butterfield Road) east. Once on
Butterfield, you will immediately exit to the right onto Spring Road, following the signs marked "Drury Lane/Spring Road".
                                      MAP

                            DEAN FOODS COMPANY
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]
                                                      --------------------







                                                       For    Withhold   For All
1. ELECTION OF DIRECTORS FOR A THREE-YEAR TERM         All      All      Except*
   EXPIRING IN 2001:                                   [_]      [_]        [_]
   Nominees:  Lewis M. Collens, Howard M. Dean, Bert
   A. Getz and Andrew J. McKenna

   -----------------------------------
   *(Except nominee(s) written above.)

   THE BOARD OF DIRECTORS FAVORS A VOTE FOR ALL NOMINEES.

2. PROPOSAL TO APPROVE an increase in the authorized      For  Against  Abstain
   shares of the Company.                                 [_]     [_]     [_]
   THE BOARD OF DIRECTORS FAVORS A VOTE FOR ITEM 2.


3. In the discretion of the proxies, the transaction of such other business which may properly come before the meeting, all as described in the Notice of 1998 Annual Meeting.

                THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED ON ITEMS 1 AND 2, BUT WHERE NO DIRECTION IS INDICATED WILL BE VOTED FOR ITEMS 1 AND 2.

                Dated: __________________________________________________ , 1998

                ----------------------------------------------------------------
                (Signature of Stockholder(s))

                ----------------------------------------------------------------
                Important: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized offi-cer. If a partnership, please sign in partnership name by an authorized person.



                                ADMISSION TICKET

                                                             LOGO

                               DEAN FOODS COMPANY

                         Annual Meeting of Stockholders
                          Tuesday, September 29, 1998
                        10:00 A.M. Central Standard Time

                          Drury Lane Oakbrook Terrace
                                 100 Drury Lane
                           Oakbrook Terrace, Illinois

                   Please present this ticket for admission.